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                                                                      Exhibit 11

                       COMPUTATION OF PER SHARE EARNINGS
                            (United States Dollars)

     The table below presents information necessary for the computation of loss per share of the common stock, on both a primary and fully diluted basis for the years ended December 31, 1998, 1997 and 1996. The computations below reflect the 1 for 5 stock consolidation effective June 29, 1998.

                                     1998            1997            1996
                                     ----            ----            ----


Net loss applicable to share of
Common Stock and Common
Stock equivalents                 $(1,568,348)    $(1,708,418)    $ (733,973)

Average number of shares of
Common Stock Outstanding            2,035,188       1,831,926      1,610,168

Common Stock equivalents            1,448,355       1,353,244        283,293

Total shares of Common Stock
and Common Stock equivalents        3,483,543       3,185,170      1,893,461

Primary loss per share of
Common Stock                       $    (0.77)     $    (0.93)     $   (0.46)

Fully diluted loss per share of
Common Stock                       $    (0.45)     $    (0.54)     $   (0.39)


______________

     Common Stock equivalents are considered anti-dilutive because of the net losses incurred by the Company.

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